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                                                                      EXHIBIT 99
                                                                      ----------

CONTACT:      Alan C. King
TELEPHONE:    (501) 371-8769
RELEASE DATE: Immediate

                     [LOGO OF WORTHEN BANKING CORPORATION]

                    WORTHEN ANNOUNCES RECORD 1994 EARNINGS

Little Rock, Arkansas, January 24, 1995 -- Worthen Banking Corporation (AMEX:WOR) -- Curt Bradbury, chairman and chief executive officer, announced Worthen's net income for the fourth quarter was $12.1 million or $0.71 per common share compared to net income of $9.3 million or $0.55 per common share for the fourth quarter of 1993. The net income for 1994 was $47.6 million or $2.80 per common share compared to $32.3 million or $1.92 per common share for 1993. Net of nonrecurring items, net income per common share for 1994 was $2.64 compared to $2.11 per common share for 1993, an increase of 25.1%.

The 1994 year to date results include net nonrecurring items, primarily gains on the sale of a foreclosed property and a banking property, approximating $0.16 per share after tax. During 1993, the Company recorded certain nonrecurring expenses, approximating $0.19 per share after tax, related to a significant acquisition.

On August 18, 1994, Worthen announced that it had agreed to be acquired by Boatmen's Bancshares, Inc. (NASDAQ:BOAT), headquartered in St. Louis in a stock transaction. Boatmen's will exchange one share of its common stock for each share of Worthen's.

Worthen's regular quarterly dividend on common stock of $0.15 per share was declared today by the Board of Directors, payable February 21, 1995 to shareholders of record at the close of business on February 7, 1995.

At the end of the fourth quarter of 1994, the Company had equity capital of $311 million and a market capitalization of $464 million. This represents a book value of $18.23 per share based on 17,045,408 shares outstanding. At
December 31, 1994, the Company had total assets of $3.5 billion. The Company operates 11 community banks and other financial service companies located throughout Arkansas and the Austin, Texas area.

                               (table attached)

                                      ###

       WORTHEN BANK BUILDING, P.O. BOX 1681, LITTLE ROCK, ARKANSAS 72203

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                          WORTHEN BANKING CORPORATION
                             FINANCIAL HIGHLIGHTS
                                  (UNAUDITED)

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(IN 000'S EXCEPT SHARE DATA)               FOURTH QUARTER                YEAR TO DATE
                                         1994           1993           1994          1993
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
EARNINGS DATA
Net interest income                   $   35,336     $   34,582     $  141,281     $   132,818
Provision for loan losses                    349            849          1,399           4,628
Other income                              14,821         15,112         65,405          66,591
Other expense                             32,791         35,469        132,622         147,199
Pretax income                             17,017         13,376         72,665          47,582
Income taxes                               4,923          4,074         25,022          16,200
Income before cumulative effect of a
  change in accounting principle          12,094          9,302         47,643          31,382
Cumulative effect of a change in
  accounting principle                        --             --             --             868
Net income                                12,094          9,302         47,643          32,250
- ----------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Investment securities(1)              $1,257,050     $1,460,015     $1,313,452      $1,395,119
Loans(2)                               1,865,169      1,632,547      1,779,353       1,564,810
Earning assets                         3,214,031      3,252,290      3,196,467       3,175,706
Assets                                 3,494,630      3,603,334      3,515,804       3,511,369
Interest bearing liabilities           2,577,747      2,690,114      2,608,241       2,647,994
Deposits                               2,971,162      3,082,263      2,993,978       3,017,865
Stockholders' equity                     302,811        272,237        294,105         258,578
Common shares outstanding                 17,037         17,004         17,024          16,817
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PER COMMON SHARE
Income before cumulative effect of
  a change in accounting principle    $     0.71     $     0.55     $     2.80     $      1.87
Net income                            $     0.71     $     0.55     $     2.80     $      1.92
Cash dividends                        $     0.15     $     0.05     $     0.60     $      0.20
Book value                                                          $    18.23     $     16.27
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NONPERFORMING ASSETS
Loans 90+ past due                                                  $    1,438     $     1,363
Nonaccrual loans                                                    $    8,163     $    16,668
Renegotiated loans                                                          --              --
Other real estate owned &
  other nonperforming assets                                        $    2,113      $    5,127
Total nonperforming assets                                          $   11,714      $   23,158
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RATIOS
Net income as % of:
  Average assets                            1.38%          1.02%          1.36%           0.92%
  Average stockholders' equity             15.62%         13.56%         16.20%          12.47%
Earning Assets as % of Total
  Assets(3)                                                              89.51%          90.58%
Interest rate spread - FTE(4)              3.80%          3.80%          3.95%           3.75%
Interest rate margin - FTE(5)              4.44%          4.28%          4.50%           4.24%
Allowance for loan losses as a % of:
  Total loans                                                             1.67%           2.02%
  Nonperforming loans                                                   340.54%         184.68%
  Nonperforming assets                                                  279.11%         143.79%
Efficiency(6)                                                            64.17%          73.82%
Leverage(7)                                                               8.33%           7.13%
Risk-based capital                                                       14.99%          14.11%
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(1) Includes available for sale and held to maturity securities
(2) Net of unearned interest
(3) Based on period ending balances
(4) Difference between interest rates paid on interest earning assets and interest bearing liabilities
(5) Annualized net interest income to average interest earning assets
(6) Other expenses compared to net interest income and other income
(7) Equity capital less post-March 1988 goodwill divided by total assets less post-March 1988 goodwill
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